Exhibit 95.1

MINE SAFETY DISCLOSURES

The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and Item 104 of Regulation S-K, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

Mine Safety Information.

Whenever the Federal Mine Safety and Health Administration (“MSHA”) believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the U.S. mining operator must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA inspector(s) assigned.

The below table reflects citations and orders issued to FMSA by MSHA during the first quarter of the fiscal year from January 1st to March 31st, 2015. The proposed assessments were obtained from the MSHA data retrieval system. The tables below do not include any orders or citations issued to independent contractors at our mines.

Mine(1)	Mine ID Number	Section 104 S&S Citations(2)	Section 104(b) Orders(3)	Section 104(d) Citations & Orders(4)	Section 110(b)(2) Violations(5)	Section 107(a) Orders(6)	Proposed Assessments(7) ($, amounts in dollars)
Bay City	47-03519	6	0	0	0	0	0
Best Sand	33-00015	0	0	0	0	0	190
Best Southern	33-03877	0	0	0	0	0	0
Brewer Sand	23-02364	0	0	0	0	0	0
Hager City	47-03520	1	0	0	0	0	0
Maiden Rock	47-03110	7	0	0	0	0	0
Menomonie	47-03512	0	0	0	0	0	200
Readfield	47-03534	0	0	0	0	0	200
Shakopee Sand	21-03769	0	0	0	0	0	0
Voca Sand	41-04746	0	0	0	0	0	427
Wedron Silica	11-01578	6	0	0	0	0	5,311
Wexford Sand	20-01765	0	0	0	0	0	0

TOTALS		20	0	0	0	0	6,328

(1)	The definition of a mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and minerals preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine. MSHA assigns an identification number to each mine and may or may not assign separate identification numbers to related facilities such as preparation facilities. We are providing the information in the table by mine rather than MSHA identification number because that is how we manage and operate our mining business and we believe this presentation will be more useful to investors than providing information based on MSHA identification numbers.
(2)	Mine Act section 104 S&S citations shown above are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a mine health and safety hazard. It should be noted that, for purposes of this table, S&S citations that are included in another column, such as Section 104(d) citations, are not also included as Section 104 S&S citations in this column.
(3)	Mine Act section 104(b) orders are for alleged failures to totally abate a citation within the time period specified in the citation.
(4)	Mine Act section 104(d) citations and orders are for an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with mandatory health or safety standards.
(5)	Mine Act section 110(b)(2) violations are for an alleged “flagrant” failure (i.e., reckless or repeated) to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.
(6)	Mine Act section 107(a) orders are for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(7)	Represents the total dollar value of the proposed assessment from MSHA under the Mine Act including those citations and orders that are not required to be included within the above chart. Specific orders and/or citations for a Mine may not have had assessments posted to the MSHA data retrieval system or made available to the Company by MSHA.

Pattern or Potential Pattern of Violations.

All received written notice from MSHA of (a) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under section 104(e) of the Mine Act or (b) the potential to have such a pattern.

Pending Legal Actions.

The number of legal actions pending before the Federal Mine Safety and Health Review Commission as of March 31st, 2015 that fall into each of the following categories is as follows:

Mine	Mine ID Number	Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)(8)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Bay City	47-03519	0	0	0	0	0
Best Sand	33-00015	0	0	0	0	0
Best Southern	33-03877	0	0	0	0	0
Brewer Sand	23-02364	0	0	0	0	0
Hager City	47-03520	0	0	0	0	0
Maiden Rock	47-03110	0	0	0	0	3
Menomonie	47-03512	0	0	0	0	0
Readfield	47-03534	0	0	0	0	0
Shakopee Sand	21-03769	0	0	0	0	0
Voca Sand	41-04746	0	0	0	0	0
Wedron Silica	11-01578	0	0	2	2	0
Wexford Sand	20-01765	0	0	0	0	0

TOTALS		0	0	2	2	3

(8)	Mine Act section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that could significantly and substantially contribute to a mine safety or health hazard.

Mine	Mine ID Number	Contests of Citations and Orders	Contests of Proposed Penalties	Complaints for Compensation	Complaints of Discharge/ Discrimination/ Interference	Applications for Temporary Relief	Appeals of Judges Rulings
Bay City	47-03519	0	0	0	0	0	0
Best Sand	33-00015	0	0	0	0	0	0
Best Southern	33-03877	0	0	0	0	0	0
Brewer Sand	23-02364	0	0	0	0	0	0
Hager City	47-03520	0	0	0	0	0	0
Maiden Rock	47-03110	0	0	0	0	0	0
Menomonie	47-03512	0	0	0	0	0	0
Readfield	47-03534	0	0	0	0	0	0
Shakopee Sand	21-03769	0	0	0	0	0	0
Voca Sand	41-04746	0	0	0	0	0	0
Wedron Silica	11-01578	2	0	0	0	0	0
Wexford Sand	20-01765	0	0	0	0	0	0

TOTALS		2	0	0	0	0	0